CERTIFICATE OF DETERMINATION
                                   of
                          SERIES C PREFERRED STOCK
                                   of
                ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.


         The  undersigned,  Michael  Silverman and Dean Kernus,  hereby  certify that:
         A. They are the duly elected and acting Chairman of the Board and Secretary, respectively of ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC., a California Company (the "Company").
         B. Pursuant to authority conferred by the Company's Amended and Restated Articles of Incorporation, as the same may from time to time be amended (the "Articles of Incorporation"), the board of directors of the Company (the "Board of Directors") has duly adopted the following recitals and resolutions:
                  WHEREAS, the Articles of Incorporation of the Company authorize a class of shares of stock known as "Preferred Stock" comprising 1,000,000 shares, issuable from time to time in one or more series; and

                  WHEREAS, the Board of Directors is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding;

                  NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock, no par value, to be known as the Series C Preferred Stock of the Company and does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to said Series C Preferred Stock as follows:

1.       DESIGNATION AND RANK.

(a) There shall be designated a new series of Preferred Stock of the Company to be denominated the "Series C Preferred." The Series C Preferred shall consist of fifteen thousand (15,000) shares of Series C-1 Preferred Stock (the "Series C-1 Preferred"), eight thousand (8,000) shares of Series C-2 Preferred Stock (the "Series C-2 Preferred"), and two thousand (2,000) shares of Series C-3 Preferred Stock (the "Series C-3 Preferred") of the authorized but unissued and undesignated shares of Preferred Stock.

(b) The Series C Preferred shall rank senior and prior to all other outstanding stock, including the Series A Preferred Stock, Series B Preferred Stock each no par value (collectively, the "Junior Preferred"), and the common stock, no par value of the Company (the "Common Stock"), with respect to the payment of any dividends, liquidation rights, conversion rights and other rights, as further set forth herein.

2. DIVIDEND RIGHTS. Subject to the rights of any series of Preferred Stock that may from time to time come into existence in accordance with the terms of the Articles of Incorporation, the holders of Series C Preferred shall be entitled to receive dividends out of assets of the Company legally available therefor at the rate of 10% of the respective Original Issue Prices of Series C Preferred (as defined below) per annum on each outstanding share of Series C Preferred (as appropriately adjusted for any stock dividends, reclassifications, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof ("Appropriately Adjusted"), commencing from the date this Certificate of Determination of Series C Preferred Stock is filed with the Secretary of State of California (the "Certificate Filing Date"). The right to dividends on shares of the Series C Preferred shall be cumulative, and such dividends shall be payable semi-annually and will be payable, at the Company's option, in either a like class of Series C Preferred or cash. The "Original Issue Prices" of the Series C Preferred shall be three hundred dollars ($300) per share for the Series C-1 Preferred, five hundred dollars ($500) per share for the Series C-2 Preferred, and three thousand dollars ($3,000) per share for the Series C-3 Preferred. In case the Company shall declare a cash dividend upon its Common Stock or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in each such case, the holders of shares of Series C Preferred shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series C Preferred is then convertible.

3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner:

(a) Preference. The holders of Series C Preferred then outstanding shall be entitled to receive in preference to the holders of the Junior Preferred and the Common Stock a per share amount equal to the respective Original Issue Prices of Series C Preferred, Appropriately Adjusted, plus any accrued (accrued through the later of the date of liquidation and the date that is three years following the Original Issue Date (as defined in Section 6(a) so as to give a minimum of three (3) years of dividend payments in connection with a liquidation) but unpaid dividends thereon (the "Liquidation Preference"). Notwithstanding anything contained herein to the contrary, if any event of liquidation, dissolution or winding up of the Company (including any deemed liquidation pursuant to Section 3(c)) occurs on or prior to August 1, 2002, the holders of the Series C Preferred then outstanding shall be entitled to receive the Liquidation Preference pari passu with seventy-five percent (75%) of payments which the holders of the Series B Preferred Stock are entitled to receive upon such event in accordance with the terms of the Company's Certificate of Determination for Series B Preferred Stock filed with the Secretary of State of the State of California on May 25, 2000 (such payments, the "Series B
Liquidation Preference"); provided that payment of the Liquidation Preference and the Series B Liquidation Preference in such event will occur in preference to the holders of the Series A Preferred Stock and the Common Stock.

(b) Distribution after Payment of Liquidation Preference. After the payment of the Liquidation Preference to the Series C Preferred, and any preference payable with respect to the Junior Preferred, the remaining assets of the Company shall be distributed ratably to the holders of the Common Stock.

(c) Deemed Liquidation. For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to include (A) any consolidation or merger of the Company with or into any other Company or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions (1) to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, or (2) by which in excess of fifty percent (50%) of the Company's voting power is acquired by a person or group as defined in Rule 13d of the Exchange Act of 1934, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or (C) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(d) Non-cash Distributions. If consideration other than cash is to be distributed in exchange for shares of the Company or if any of the assets of the Company are to be distributed other than in cash, then the Board of Directors shall determine the value of the assets to be distributed to the holders of Preferred Stock. If such valuation is not to the satisfaction of a majority in interest of the holders of Series C Preferred, the Company shall, upon receipt of such request by such holders, promptly engage an independent competent appraiser reasonably acceptable to the holders of a majority of the Series C Preferred, to determine the value of the assets to be distributed to the holders of Series C Preferred. The Company shall, upon receipt of the appraiser's valuation, give prompt written notice to each holder of shares of Series C Preferred of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(i) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange, or the last reported sale prices on the Nasdaq National Market as the case may be, over the 30-day period ending three (3) business days prior to the distribution under Section 3(d) or the closing of the transaction or series of transactions under Section 3(c);

(ii) If actively traded over-the-counter (other than on the Nasdaq National Market), the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the distribution under Section 3(d) or the closing of the transaction or series of transactions under Section 3(c); and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by an independent competent appraiser engaged by the Company and reasonably acceptable to the holders of a majority of the Series C Preferred.

4.       REDEMPTION OF PREFERRED STOCK.

(a)      Redemption at Holders' Option.

(i) On or at any time after June 1, 2007, the holders of at least a majority of any class of the then outstanding Series C Preferred, voting as a separate class, may by notice to the Company require the Company, to the extent it may lawfully do so, to redeem such class of the Series C Preferred. The Company shall redeem all shares of such class of Series C Preferred by paying the holders thereof cash in exchange for such shares equal to the applicable
Original Issue Price per share of such class of Series C Preferred, Appropriately Adjusted, plus accrued and unpaid dividends thereon through the date of redemption.

(ii) The Company shall redeem all of the shares of such class of Series C Preferred within ninety (90) days of the Company's receipt of a request for redemption from the holders thereof pursuant to subsection (i) above. Within sixty (60) days of such request, the Company shall send a notice to all holders of the class of Series C Preferred to be redeemed setting forth (A) the price for the shares to be redeemed determined as set forth above; and (B) the place at which such holders may obtain such payment upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all such shares (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares pro rata (based on the portion of the aggregate consideration payable to holders thereof) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b)      Redemption at Company's Option.

(i) The Company may by notice to the holders thereof redeem all, but not less than all, of the outstanding Series C-3 Preferred on or after the Certificate Filing Date, and the Company may by notice to the holders thereof redeem all but not less than all of the Series C-1 Preferred on or after June 1, 2003, and the Company may by notice to the holders thereof redeem all, but not less than all, of the outstanding Series C-2 Preferred on or after June 1, 2004; provided, however, that at the time of either such election by the Company, (a) the closing price of the Common Stock of the Company as reported on the securities exchange on which such Common Stock is then traded is greater than $1.00 for at least forty five (45) of the sixty (60) consecutive trading days immediately preceding the date of election, (b) the total trading volume of the Company's Common Stock for such 60 day period is at least 200,000 shares, and (c) a registration statement covering the sale of Common Stock underlying the Series C Preferred is effective or all the shares are otherwise saleable without restriction.

(ii) Within ninety (90) days of, but not earlier than sixty (60) days following receipt by the holders thereof, a written notice from the Company of redemption of the applicable class of Series C Preferred, the Company shall, unless such shares are earlier converted at the option of the holders thereof, redeem all of the shares of such class of Series C Preferred by paying the holders thereof cash (in the manner described in Section 4(c)) in exchange for such shares equal to the applicable Original Issue Price per share of such class of Series C Preferred, Appropriately Adjusted, plus accrued and unpaid dividends thereon through the date of redemption. Within (30) days following such notice the Company shall send an additional notice to all holders of the Series C Preferred to be redeemed setting forth (A) the price for the shares to be redeemed; and
(B) the place at which such holders may obtain payment upon surrender of their share certificates.

(c) On or prior to the actual date that shares are actually redeemed (the "Redemption Date"), the Company shall deposit the aggregate consideration to be paid therefore (the "Redemption Price") with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the applicable Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 4(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 6 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited, together with any accrued interest thereon, by the Company pursuant to this Section 4(c) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(d) On or after such Redemption Date, each holder of shares of Series C Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the notice for redemption, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as a holder of Series C Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series C Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series C Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

(e) In the event of a call for redemption of any shares of Series C Preferred, the Conversion Rights (as defined in Section 6) for such Series C Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

5.       VOTING RIGHTS.

(a) General. Each holder of shares of the Series C Preferred shall be entitled to the number of votes equal to the whole number of shares of Common Stock into which such shares of Series C Preferred could be converted (pursuant to Section 6 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock) and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series C Preferred shall vote together with the Common Stock at any annual or special meeting of the shareholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series C Preferred. In addition to any other vote or consent required herein or by law, for so long as shares of Series C Preferred, Appropriately Adjusted, remain outstanding which equal at least ten percent (10%) of the total Common Stock of the Company on an as converted to Common Stock basis (including for this purpose any shares of Common Stock subject to warrants and vested options, but excluding unvested options), the vote or written consent of the holders of at least a majority of the outstanding Series C Preferred shall be necessary for effecting or validating the following actions:

(i) Any amendment, alteration, or repeal of any provision of the Articles of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Determination) that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series C Preferred;

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

(iii) Any issuance of Series A Preferred Stock, Series B Preferred or Series C Preferred after the Certificate Filing Date other than in connection with the issuance of Series C-3 Preferred in exchange for Series B Preferred, or a dividend as set forth in this Certificate of Determination or in the Series B Certificate of Determination;

(iv) Any decision to pay dividends or make other distributions to holders of the Company's Junior Preferred, or repurchase or redeem any such shares of Junior Preferred, except for payments of accrued dividends to Series B Preferred; or

(v) Convey, or otherwise dispose of or encumber all or substantially all of the Company's property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of.

(c) Separate Vote of Series C-3 Preferred. For so long as shares of any Series C-3 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C-3 Preferred shall be necessary for effecting or validating an amendment that adversely affects Series C-3 Preferred in a manner different than the other class of Series C Preferred; provided however, that without limitation, any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C-3 Preferred in rights of redemption, liquidation preference, voting, dividends or anti-dilution or any increase in the authorized or designated number of any such new class or series shall not constitute an action that adversely affects the Series C-3 Preferred which requires a vote under this Section 5(c).

(d) Election of Board of Directors. For so long as shares of Series C Preferred, Appropriately Adjusted, remain outstanding which equal at least ten percent (10%) of the total Common Stock of the Company on an as converted to Common Stock basis (including for this purpose any shares of Common Stock subject to warrants and vested options, but excluding unvested options), (i) and there are shares of Series C-1 Preferred or Series C-2 Preferred outstanding, the holders of Series C-1 Preferred and Series C-2 Preferred, voting together as a single class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (ii) and there are shares of Series C-3 Preferred outstanding, the holders of Series C-3 Preferred voting together as a single class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director. For so long as shares of Series C Preferred, Appropriately Adjusted, remain outstanding which equal at least five percent (5%) but less than ten percent (10%) of the total Common Stock of the Company on an as converted to Common Stock basis (calculated as set forth above), (i) and there are shares of Series C-1 Preferred or Series C-2 Preferred outstanding, the holders of Series C-1 Preferred and Series C-2 Preferred, voting together as a single class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and (ii) and there are shares of Series C-3 Preferred outstanding, the holders of Series C-3 Preferred voting together as a single class, shall be entitled to elect one (1) member of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, disability, death or removal of such directors. In addition, the holders of the Series C Preferred, voting together as a single class, shall be entitled to nominate one (1) person to be included on any slate of potential directors submitted to a vote of the Company's nominating committee.

6. CONVERSION. The holders of the Series C Preferred have conversion rights as follows (the "Series C Conversion Rights"):

(a) Right to Convert. Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance (the "Original Issue Date") of such share at the office of the Company or any transfer agent for the Series C Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price, Appropriately Adjusted, plus an amount equal to all dividends accrued on such share of Series C Preferred Stock since the Original Issue Date, by the corresponding Series C Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The ratio of the number of shares of Common Stock issuable upon the conversion of one share of Series C Preferred shall be referred to herein as the "Series C Conversion Rate." As of the Certificate Filing Date, the "Series C-1 Conversion Price" shall be $0.30 per share, the "Series C-2 Conversion Price" shall be $0.50 per share, and the "Series C-3 Conversion Price" shall be $3.00 per share such that, as of the Certificate Filing Date, the Series C-1, Series C-2 and Series C-3 Conversion Rates shall be one thousand-for-one (1000:1). Such Series C-1, Series C-2 and Series C-3 Conversion Prices shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Series C-1 Preferred shall automatically be converted into shares of Common Stock at the then effective Series C-1 Conversion Rate on the date upon which the Company obtains the consent of the holders of a majority of the shares of Series C-1 Preferred then outstanding, voting as a single class on an as converted to Common Stock basis. Each share of Series C-2 Preferred shall automatically be converted into shares of Common Stock at the then effective Series C-2 Conversion Rate on the date upon which the Company obtains the consent of the holders of a majority of the shares of Series C-2 Preferred then outstanding, voting as a single class on an as-converted to Common Stock basis. Each share of Series C-3 Preferred shall automatically be converted into shares of Common Stock at the then effective Series C-3 Conversion Rate on the date upon which the Company obtains the consent of the holders of a majority of the shares of Series C-3 Preferred then outstanding, voting as a single class on an as-converted to Common Stock basis.

(c) Mechanics of Conversion. Before any holder of Series C Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series C Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 6), the outstanding shares of Series C Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series C Preferred are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series C Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of the then fair value of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, if the conversion is in connection with a transaction or series of related transactions described in Section 3(c) above, the conversion may, at the option of any holder tendering Series C Preferred for conversion, be conditioned upon the closing of such transaction or series of related transactions, in which event the person(s) entitled to receive the Common Stock issuable upon conversion of the Series C Preferred shall not be deemed to have converted such Series C Preferred until immediately prior to the final closing of such transaction or series of transactions.

(d) Fractional Shares. In lieu of any fractional shares to which the holder of Series C Preferred would otherwise be entitled, the Company may pay cash equal to such fraction multiplied by the then fair value of the fractional shares or round such fractional share up to a whole share (after aggregating all shares into which shares of Series C Preferred held by each holder could be converted). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Adjustment of Conversion Price. Unless (i) the holders of a majority of the Series C Preferred, voting as a separate class, and (ii) the holder of a majority of the Series C-3 Preferred, voting as a separate class, waive such right to adjustment of the Series C Conversion Price upon the occurrence of any event set forth in this Section 6(e), the Series C Conversion Price shall be subject to adjustment from time to time as follows:

(i) If the number of shares of Common Stock outstanding at any time after the Certificate Filing Date is increased by a stock dividend payable in shares of Common Stock or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock, or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Series C Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series C Preferred shall be increased in proportion to such increase of outstanding shares (determined on an as-converted into Common Stock basis).

(ii) If the number of shares of Common Stock outstanding at any time after the Certificate Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Series C Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series C Preferred shall be decreased in proportion to such decrease in outstanding shares.

(iii) In the case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock or a consolidation or merger where Section 3 applies), the shares of Series C
Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Series C Preferred into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(iv) All calculations under this Section 6 shall be made to the nearest one-thousandth of one cent ($0.00001) or to the nearest one hundredth (1/100) of a share, as the case may be.

(f) Minimal Adjustments. No adjustment in the Series C Conversion Price for any class of Series C Preferred need be made if such adjustment would result in a change in Series C Conversion Price of less than $0.00001. Any adjustment of less than $0.00001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.00001 or more in such Series C Conversion Price.

(g) No Impairment. The Company will not through any reorganization, re-capitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6. This provision shall not restrict the Company's right to amend its Articles of Incorporation or this Certificate of Determination of Series C Preferred Stock with the requisite shareholder consent. (h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Rate(s) pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request at any time of any holder of Series C Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Series C Conversion Rates at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series C Preferred.

(i) Notices of Record Date and Proposed Liquidation Distribution. In the event of any undertaking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Company shall mail to each holder of Series C Preferred at least thirty (30) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right. In the event of a liquidation distribution pursuant to Section 3 hereof, the Company shall mail to each holder of Series C Preferred at least thirty (30) days prior to the date of such distribution a notice (i) certifying as to (x) the anticipated aggregate proceeds available for distribution to holders of Preferred Stock and Common Stock, (y) the amount expected to be distributed pursuant to Section 3 in respect of each share of each outstanding series of Preferred Stock and each share of Common Stock and (z) the amount expected to be distributed pursuant to Section 3 in respect of each share of each outstanding series of Preferred Stock if the holder of each such share of Preferred Stock converted such share of Preferred Stock into Common Stock immediately prior to the liquidation distribution and (ii) stating that in connection with such liquidation distribution the holders of shares of each series of Preferred Stock may prior to such liquidation distribution convert their shares of such series of Preferred Stock into Common Stock at the applicable conversion rate for such series.

(j) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of the Series C Preferred shall be deemed given upon personal delivery, when received and upon acknowledgement when sent by facsimile, upon delivery by nationally recognized courier or three business days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Company's books.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Reissuance of Converted Shares. No shares of Series C Preferred which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Company.

         RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Company are hereby authorized and directed to prepare and file a Certificate of Determination of Series C Preferred Stock in accordance with the foregoing resolutions and the provisions of California law.

         C. The authorized number of shares of Preferred Stock of the Company is one million (1,000,000) shares and the number of shares constituting Series C
Convertible Preferred, none of which has been issued, is fifteen thousand (15,000) shares of Series C-1 Preferred, eight thousand (8,000) shares of Series C-2 Preferred and two thousand (2,000) shares of Series C-3 Preferred.


         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Determination of Series C Preferred Stock as of May 28, 2002.


                                          Michael Silverman
                                      /s/ Chairman of the Board



                                      /s/  Dean Kernus
                                           Secretary

         The undersigned, Michael Silverman and Dean Kernus, the Chairman of the Board and Secretary, respectively, of ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC., declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

Executed at San Diego, California on May 28, 2002.



                                                  Michael Silverman
                                                  /s/ Michael Silverman


                                                  Dean Kernus
                                                  /s/ Dean Kernus